Exhibit 10.4

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ETHYLENE SALES AGREEMENT

between

WESTLAKE CHEMICAL OPCO LP

as Seller

and

WPT LLC

WESTLAKE VINYLS, INC.

WESTLAKE PETROCHEMICALS LLC

as Buyer

Dated August 4, 2014

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.1	Certain Defined Terms	1
1.2	Interpretation	7

ARTICLE II TERM

ARTICLE III
ANNUAL PLANNED PRODUCTION

3.1	Forecast of Annual Planned Production	8
3.2	Monthly Output	8

ARTICLE IV
PURCHASE AND DELIVERY OBLIGATIONS

4.1	Minimum Purchase and Take Commitments	8
4.2	Buyer Deficiency	9
4.3	Uniformity	11
4.4	Pro Rata Reduction	11
4.5	Title, Transfer and Possession of Ethylene	11

ARTICLE V
PRICE

5.1	Price	12
5.2	All Other Cash Production Costs	12
5.3	Prior Year Adjustment	16
5.4	Change in Law	17

ARTICLE VI
STATEMENTS AND PAYMENT

6.1	Monthly Statements	17
6.2	Payment	18
6.3	Payment Method	18
6.4	Access to Books and Records	19
6.5	Adequate Assurance of Performance	19

ARTICLE VII
QUALITY

7.1	Specifications	20
7.2	Off-Spec Ethylene	20

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ARTICLE VIII
MEASUREMENT AND TESTING

ARTICLE IX
FORCE MAJEURE

9.1	Performance Excused	21
9.2	Force Majeure Defined	21
9.3	Force Majeure Notice	21
9.4	Settlement of Industrial Disturbances	21
9.5	Extended Force Majeure	21

ARTICLE X
TERMINATION

10.1	General	22
10.2	Seller Suspension	22
10.3	Events of Default	22
10.4	Remedies for Events of Default	23
10.5	Termination for Extended Force Majeure	23
10.6	Effect of Termination	23

ARTICLE XI
REPRESENTATIONS AND WARRANTIES

11.1	Title to Ethylene	24
11.2	Warranty to Specification	24
11.3	Financial Obligations	24
11.4	Disclaimer of any Other Warranties	24

ARTICLE XII
LIMITATIONS ON LIABILITIES

12.1	Consequential Loss or Damage	24
12.2	Liquidated Damages Not Penalty	24
12.3	Exclusive Remedies	25

ARTICLE XIII
INSURANCE

ARTICLE XIV
CONFIDENTIALITY

14.1	Information	25
14.2	Definition	26
14.3	Legal Requirement	26
14.4	Survival	26

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ARTICLE XV
ASSIGNMENT; CHANGE OF CONTROL

15.1	Assignment Generally	26
15.2	Assignment to Affiliates	27

ARTICLE XVI
TAXES

ARTICLE XVII
MISCELLANEOUS

17.1	Several Liability of Buyer Parties	28
17.2	Choice of Law; Submission to Jurisdiction	28
17.3	Dispute Resolution	28
17.4	Survival	30
17.5	Buyer’s Representative	30
17.6	Notices	31
17.7	Entire Agreement	32
17.8	Amendment or Modification	32
17.9	Counterparts	32
17.10	Severability	32
17.11	Further Assurances	32
17.12	No Waiver	32
17.13	Set Off	32
17.14	Rights of Third Parties	32
17.15	Legal Relationship	32

SCHEDULES

Schedule 5.1 Price

Schedule 5.2 First Contract Year – All Other Cash Production Costs

Schedule 7.1 Specifications

iii

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

This ETHYLENE SALES AGREEMENT (this “Agreement”) is made and entered into as of August 4, 2014 (the “Effective Date”), by and among Westlake Chemical OpCo LP, a Delaware limited partnership (“Seller”), and WPT LLC, a Delaware limited liability company, Westlake Vinyls, Inc., a Delaware corporation, and Westlake Petrochemicals LLC, a Delaware limited liability company (each, a “Buyer Party,” and collectively, “Buyer”). Seller and Buyer hereinafter are referred to each individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller owns and operates two ethylene production facilities at Westlake’s (as defined herein) Lake Charles, Louisiana complex (collectively referred to as the “Lake Charles Plants”), and one ethylene production facility at Westlake’s Calvert City, Kentucky complex (the “Calvert City Plant,” and together with the Lake Charles Plants, the “Plants,” and each, a “Plant”) with a current combined annual production capacity of approximately 3.4 billion pounds of Ethylene (as defined herein);

WHEREAS, Seller desires to produce Ethylene and Associated Co-Product (as defined herein) at the Plants and sell and tender to Buyer, and Buyer desires to purchase and receive from Seller, certain quantities of such Ethylene, subject to the terms and conditions hereinafter set forth and in conformity with the applicable Specifications (as defined herein);

WHEREAS, Buyer desires to utilize certain quantities of Ethylene purchased under this Agreement as feedstock at certain petrochemical plants located in Lake Charles, Louisiana; Geismar, Louisiana; Calvert City, Kentucky; and Longview, Texas (collectively, the “Downstream Facilities”), and sell certain quantities of Ethylene purchased under this Agreement to Affiliates (as defined herein) and Third Parties (as defined herein); and

WHEREAS, the Parties are entering into this Agreement with the understanding that Seller will enter into the Feedstock Supply Agreement (as defined herein) with Westlake Petrochemicals LLC, a Delaware limited liability company (“WLK-Petrochemicals”), for the supply of Ethane (as defined herein) and any Other Feedstock (as defined herein) to Seller, in each case as a feedstock for the production of Ethylene.

NOW, THEREFORE, Seller and Buyer, in consideration of the premises and mutual covenants hereinafter set forth, do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 17.3(b)(iv).

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

“Adequate Assurance of Performance” shall have the meaning set forth in Section 6.5(d).

“Actual Energy” shall have the meaning set forth in Schedule 5.1.

“Actual Yield” shall have the meaning set forth in Schedule 5.1.

“Affiliate” means (a) with respect to Westlake, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by Westlake, excluding Westlake Chemical Partners GP LLC and any other Person that directly or indirectly through one or more intermediaries is controlled by Westlake Chemical Partners GP LLC; (b) with respect to the Partnership Entities (as defined in the Omnibus Agreement), any Person that directly or indirectly through one or more intermediaries is controlled by Westlake Chemical Partners GP LLC; and (c) with respect to any other Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such first Person; provided that, for purposes of this Agreement, Seller and Buyer shall not be considered Affiliates of each other. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“All Other Cash Production Costs” or “AOCPC” shall have the meaning set forth in Section 5.2(a).

“Annual Minimum Quantity” shall have the meaning set forth in Section 4.1(a)(i).

“Annual Output” shall have the meaning set forth in Section 4.1(a)(ii).

“Annual Planned Production” shall have the meaning set forth in Section 3.1.

“Associated Co-Product” shall mean the co-products (including propylene, butadiene and hydrogen) derived from the production of Ethylene.

“Base Rate” shall mean, interest compounded on a Monthly basis, at the rate per annum equal to the one-month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by The Wall Street Journal or if not published, then by the Financial Times of London.

“Btu” or “British Thermal Unit” shall mean the amount of heat required to raise the temperature of one pound of pure water from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F) at a constant pressure of fourteen and six hundred and ninety-six thousandths (14.696) pounds per square inch absolute.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

“Business Day” shall mean every Day other than Saturdays, Sundays, and United States public holidays.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Deficiency Quantity” shall have the meaning set forth in Section 4.2(a).

“Buyer Event of Default” shall have the meaning set forth in Section 10.3(b).

“Buyer Party” shall have the meaning set forth in the Preamble.

“Buyer’s Representative” shall have the meaning set forth in Section 17.5.

“Calvert City Plant” shall have the meaning specified in the Recitals.

“Co-Product Credit” shall have the meaning set forth in Schedule 5.1.

“Change in Law” shall have the meaning set forth in Section 5.4.

“Confidential Information” shall have the meaning set forth in Section 14.2.

“Contract Year” shall mean a calendar year that commences on January 1 and ends on December 31 of such calendar year, except that (a) the first Contract Year shall commence on the Effective Date and end on December 31, 2014, and (b) the final Contract Year shall commence on January 1 of the calendar year in which the Term expires or is terminated in accordance herewith, and end on the last Day that this Agreement is in effect.

“Cost Category” shall have the meaning set forth in Section 5.2(a).

“Cost of Energy” shall have the meaning set forth in Schedule 5.1.

“Cost of Feedstock” shall have the meaning set forth in Schedule 5.1.

“Cost Overrun” shall have the meaning set forth in Section 5.3(a)(i).

“Day” shall mean a 24-hour period commencing immediately upon midnight.

“Default Rate” shall mean the Base Rate plus two percentage points per annum, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Month; provided, however, that the Default Rate shall never exceed the maximum rate permitted by applicable Law.

“Delivery Point” shall mean, in respect of each applicable Plant, the exit flange at the battery line, as more fully described and depicted in the applicable Site Lease Agreement, or such other points that may be designated by the Parties from time to time in writing.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

“dispute” shall have the meaning set forth in Section 17.3(a).

“Downstream Facilities” shall have the meaning specified in the Recitals.

“Effective Date” shall have the meaning set forth in the Preamble.

“Energy Efficiency Adjuster” shall have the meaning set forth in Schedule 5.1.

“Ethane” shall mean ethane conforming to the applicable specifications set forth in the Feedstock Supply Agreement.

“Ethylene” shall mean the ethylene product conforming to the applicable Specifications.

“Ethylene Shortfall Fee” shall have the meaning set forth in Section 4.2(c).

“Excess Quantity” shall have the meaning set forth in Section 4.1(d).

“Expansion Capital Expenditures” shall have the meaning set forth in Section 5.2(d)(iii).

“Feedstock Efficiency Adjuster” shall have the meaning set forth in Schedule 5.1.

“Feedstock Shortfall Fee” shall have the meaning given to such term in the Feedstock Supply Agreement.

“Feedstock Supply Agreement” shall mean that certain feedstock supply agreement entered into by and between WLK-Petrochemicals and Seller on or about the date hereof.

“Fixed Cash Conversion Costs” shall have the meaning set forth in Section 5.2(a).

“Force Majeure” shall have the meaning set forth in Section 9.2.

“Gallon” means a U.S. gallon of 231 cubic inches of liquid at sixty degrees Fahrenheit (60°F) and equilibrium vapor pressure of the liquid.

“Governmental Authority” shall mean any foreign, federal, state, regional, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal.

“Initial Term” shall have the meaning set forth in Article II.

“Lake Charles Plants” shall have the meaning specified in the Recitals.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

“Law” shall mean any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

“Maintenance Cost Reserves (Capital)” shall have the meaning set forth in Section 5.2(a).

“Maintenance Cost Reserves (Expense)” shall have the meaning set forth in Section 5.2(a).

“Metering Point” shall mean a point, which shall be downstream of the applicable Delivery Point, at which Ethylene deliveries under this Agreement are measured pursuant to the requirements of Article VIII, and that is,

(a)	with respect to the Calvert City Plant, located at FI-804 and FI-2;

(b)	with respect to Ethylene delivered at the Lake Charles Plants to any of the Downstream Facilities located in Lake Charles, Louisiana, located at FI-601, FI-302, FI-908 and FI-913; and

(c)	with respect to Ethylene delivered at the Lake Charles Plants to any of the Downstream Facilities not located in Lake Charles, Louisiana, or otherwise, located at F1Y-850, Mtr #70, FQ16202a and TL1133HMCLB1;

or such other points that may be designated by the Parties from time to time in writing.

“MMBtu” shall mean one million Btu on a gross real heating value basis.

“Month” shall mean a calendar month (according to the Gregorian calendar), (and “Monthly” shall refer to a frequency of one Month) and also refers to the partial calendar months created by the beginning and end of the Term, as applicable, except that (a) the Month during which the Effective Date occurs shall be deemed the first Month that this Agreement is in effect, and (b) the Month during which the Term expires or is terminated in accordance herewith shall be deemed the final Month that this Agreement is in effect.

“Monthly Statement” shall have the meaning set forth in Section 6.1.

“Natural Gas” shall mean natural gas conforming to the applicable specifications set forth in the Services Agreement.

“Off-Spec Ethylene” shall have the meaning set forth in Section 7.2(a).

“Omnibus Agreement” means the Omnibus Agreement among Seller and certain Affiliates of Westlake dated on or about the date hereof.

“Other Feedstock” shall mean Plant feedstock other than Ethane conforming to the specifications set forth in the Feedstock Supply Agreement.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

“Party/Parties” shall have the meaning specified in the Preamble.

“Period” shall have the meaning set forth in Schedule 5.1.

“Person” shall mean any individual, partnership, corporation, limited liability company, unlimited liability company, association, firm, foundation, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority (or any department, agency, or political subdivision thereof) or any other entity (in each case whether or not incorporated and whether or not having a separate legal identity).

“Plant/Plants” shall have the meaning specified in the Recitals.

“Poly Purge” shall mean the ethylene product recycle stream from certain Plants.

“pound” or “lb” shall mean one pound avoirdupois.

“Price” shall have the meaning set forth in Section 5.1.

“Prior Year Adjustment” shall have the meaning set forth in Section 5.3(a).

“Production Shortfall” shall have the meaning set forth in Section 5.3(a)(i).

“Propane” shall mean propane conforming to the applicable specifications set forth in the Feedstock Supply Agreement.

“Reasonable and Prudent Operator” shall mean a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, acting in a proper and workmanlike manner in accordance with practices customarily used in the operation of ethylene production or similar facilities, and exercising that degree of skill, diligence, prudence, and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

“Related Agreements” means this Agreement, the Feedstock Supply Agreement, the Services Agreement, the Site Lease Agreement, and the Omnibus Agreement.

“Renewal Term” shall have the meaning set forth in Article II.

“Seller” shall have the meaning specified in the Preamble.

“Seller Event of Default” shall have the meaning set forth in Section 10.3(a).

“Services Agreement” means the Services Agreement among Seller and certain Affiliates of Westlake dated on or about the date hereof.

“SG&A Expenses” shall have the meaning set forth in Section 5.2(a).

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

“Shortfall Amount” shall have the meaning set forth in Section 5.3(a)(ii).

“Site Lease Agreement” means, with respect to each Plant, the Site Lease Agreement between Seller and an Affiliate of Westlake dated on or about the date hereof.

“Specifications” shall have the meaning set forth in Section 7.1.

“Term” shall have the meaning set forth in Article II.

“Third Party” shall mean any Person that is not a Party or an Affiliate of a Party.

“Turnaround Cost Reserves” shall have the meaning set forth in Section 5.2(a).

“Variable Cash Conversion Costs” shall have the meaning set forth in Section 5.2(a).

“Westlake” shall mean Westlake Chemical Corporation, a Delaware corporation.

“WLK-Petrochemicals” shall have the meaning specified in the Recitals.

1.2	Interpretation. Within this Agreement, including the Recitals and attachments, except where expressly provided to the contrary, (a) in the event of a conflict, the provisions of the main body of this Agreement shall prevail over the provisions contained in any attachment; (b) words denoting the singular include the plural and vice versa, unless the context requires otherwise; (c) words denoting individuals or persons include all types of Persons, unless the context requires otherwise; (d) words denoting any gender include male, female, and neuter genders, unless the context requires otherwise; (e) references to Sections, paragraphs, recitals, Articles, Schedules, and Exhibits shall mean Sections in, paragraphs of, recitals to, Articles of, Schedules to, and Exhibits to this Agreement; (f) references to any document (including this Agreement) or to any Law shall mean the same as amended, modified or restated from time to time; (g) references to any amount of money shall mean a reference to the amount in United States dollars; (h) references to a time and date in connection with the performance of an obligation by a Party shall mean a reference to the time and the date in the location where the relevant Plant(s) is located or the location where the relevant activities are to be performed if such activities will not be performed at the applicable Plant(s); (i) references to a Party or any Person shall include its successors and permitted assigns; (j) the words “include” and “including” shall be deemed to be qualified by a reference to “without limitation”; (k) “or” when used as a conjunction shall connote “any or all of”; (l) words, phrases or expressions that are not defined in this Agreement but that have a generally accepted meaning in the practice of measurement and metering in the international businesses of production, transportation, distribution, tolling, purchase, and sale of Ethylene shall have that meaning in this Agreement; and (m) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ARTICLE II

TERM

This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with Article X, shall continue in effect until December 31, 2026 (such period, the “Initial Term”). This Agreement will continue in effect thereafter on an annual basis (each period after the end of the Initial Term during which this Agreement remains in effect, a “Renewal Term”) unless and until terminated at the end of either the Initial Term or any Renewal Term upon no less than 12 Months’ prior written notice; provided that the Term of this Agreement shall not be renewed unless and until the Feedstock Supply Agreement is simultaneously renewed. The Initial Term and any Renewal Term are referred to herein collectively as the “Term.”

ARTICLE III

ANNUAL PLANNED PRODUCTION

3.1	Forecast of Annual Planned Production. Not later than 30 Days prior to the first Day of each Contract Year, Seller shall furnish to Buyer in writing a non-binding forecast that sets out a reasonable good faith projection of the total quantity of Ethylene (in pounds) that it will produce during such Contract Year, which projection shall be based on Seller’s then-current budget for each Plant and take into account Seller’s reasonable estimate of planned outages at each Plant during such Contract Year (such amount, the “Annual Planned Production”); provided that the Annual Planned Production for the first Contract Year shall equal Seller’s forecasted aggregate production of Ethylene (in pounds) for such Contract Year beginning on the Effective Date and ending December 31, 2014. Seller shall use commercially reasonable efforts to produce its actual annual output during each Contract Year on a ratable Monthly basis.

3.2	Monthly Output. Subject to Section 4.1(a)(ii), prior to the first Day of each Month, Seller shall provide to Buyer in writing a forecast of the quantity of Ethylene (in pounds) that Seller expects to make available at each Delivery Point during the following Month.

ARTICLE IV

PURCHASE AND DELIVERY OBLIGATIONS

4.1	Minimum Purchase and Take Commitments.

(a)	Commencing with the Effective Date, and continuing throughout the Term, subject in each case to the terms and conditions of this Agreement, Seller shall produce, make available, and sell, and Buyer shall purchase, take delivery of and accept at the applicable Delivery Points, during each Contract Year:

(i)	the quantity of the Annual Planned Production notified to Buyer under Section 3.1 in respect of the relevant Contract Year (as adjusted pursuant to this Section 4.1, the “Annual Minimum Quantity”), subject to the exercise of Buyer’s option pursuant to Section 4.1(d); and

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(ii)	subject to purchases by Third Parties of Ethylene under clause (b) below, the offtake of which at the Delivery Points shall be governed by an exchange agreement, the aggregate quantities of Ethylene actually produced at the Plants during such Contract Year (such Ethylene actually produced, regardless of whether purchased by Buyer, the “Annual Output”), not to exceed 3.8 billion pounds in a given Contract Year.

(b)	Notwithstanding anything contained herein to the contrary,

(i)	Seller shall be entitled from time to time during the Term, by prior notice, to adjust the Annual Minimum Quantity upward or downward if it determines, in its reasonable discretion, that any such adjustment is (A) appropriate in order to account for operating conditions or marketing conditions or (B) appropriate in order that the aggregate quantities of Ethylene sold to Third Parties equal approximately 5% of such Annual Output; and

(ii)	Seller will use reasonable efforts to sell such quantities to Third Parties uniformly over the course of each Contract Year.

(c)	The Annual Minimum Quantity for the Contract Year in which the Term commences and ends, respectively, shall be proportionately reduced based on the number of Days during such Contract Year that occur during the Term, if applicable.

(d)	During any Contract Year, Seller shall be entitled (but not obligated) to produce Ethylene in excess of the Annual Planned Production (“Excess Quantity”). If Seller expects to produce Excess Quantity, it shall notify Buyer of such production as soon as reasonably practicable. Buyer will have an option to purchase up to 95% of the notified Excess Quantity for such Contract Year at a price equal to the sum of (i) the Variable Cash Conversion Costs divided by the Annual Planned Production for such Contract Year, plus (ii) $0.10/lb. Buyer shall exercise such option by notice to Seller within 15 Days of receipt of Seller’s notice; provided that if Buyer fails to deliver such notification within such period, Buyer shall be deemed to have waived its option with respect to such Excess Quantity.

4.2	Buyer Deficiency.

(a)	If the total quantity of Ethylene purchased and taken by Buyer under this Agreement during any Contract Year (in pounds) is less than

(i)	the applicable Annual Minimum Quantity, minus

(ii)	quantities (in pounds) not made available by Seller during such Contract Year due to either

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(A)	Seller’s breach of its obligations hereunder (including its failure to act as a Reasonable and Prudent Operator) or

(B)	Force Majeure affecting the Plants to the extent that any such occurrence exceeds 45 consecutive Days,

then such deficiency (in pounds) shall be the “Buyer Deficiency Quantity.”

(b)	For the avoidance of doubt, the Buyer Deficiency Quantity shall not be reduced by any quantity of Ethylene not made available by Seller due to

(i)	Buyer’s breach of any of its obligations hereunder, or

(ii)	Force Majeure affecting the Plants to the extent that any such occurrence does not exceed 45 consecutive Days; or

(iii)	Force Majeure affecting Buyer.

(c)	If, in respect of any Contract Year, there is a Buyer Deficiency Quantity, Buyer shall pay Seller a deficiency fee (the “Ethylene Shortfall Fee”) equal to:

(i)	the Buyer Deficiency Quantity (expressed in pounds), multiplied by

(ii)	the sum of (A) $0.10 per pound of Ethylene, plus (B) the then-current All Other Cash Production Costs ($/lb), plus (C) the then-current Prior Year Adjustment, if any.

(d)	If Buyer fails to take delivery for purchase under this Agreement of all quantities of Ethylene actually produced at the Plants excluding Ethylene sold by Seller to Third Parties, then, in addition to Buyer’s obligations under Section 4.2(c), Buyer shall pay Seller, and indemnify and hold Seller harmless from and against, all direct, actual damages incurred by Seller in connection with such failure and all costs and expenses (if any) incurred by Seller in proving the same, but without double recovery for amounts compensated to Seller pursuant to Section 4.2(c).

(e)	If Buyer does not purchase and take delivery of the Annual Minimum Quantity in a Contract Year, Seller shall rebate to Buyer the Variable Cash Conversion Costs that are actually avoided by Seller for such Contract Year, if any, as a result of such deficiency, such rebate to be by way of credit in the invoice for the last Month of the Contract Year.

(f)	Notwithstanding anything contained herein to the contrary, Buyer shall not be obligated to pay the Ethylene Shortfall Fee if the shortfall giving rise to such payment obligation arises out of the failure by WLK-Petrochemicals to make available, or by Seller to purchase and take delivery of, Ethane or Other Feedstock (if applicable) under the Feedstock Supply Agreement in accordance with the terms and conditions thereof.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(g)	Subject to Section 4.2(f), if at any time the Ethylene Shortfall Fee and the Feedstock Shortfall Fee may be applied to the same volume of Ethylene not produced or purchased, then with respect to only such volume of Ethylene contemplated by this Section 4.2(g):

(i)	Buyer shall pay the applicable Ethylene Shortfall Fee in accordance with Section 4.2(c) and

(ii)	WLK-Petrochemicals shall have no obligation to pay the applicable Feedstock Shortfall Fee under the Feedstock Supply Agreement;

it being understood and agreed that the Ethylene Shortfall Fee and the Feedstock Shortfall Fee shall not be applied in respect of the same volume of Ethylene not produced or delivered.

4.3	Uniformity. Seller shall make available and Buyer shall receive and take quantities of Ethylene hereunder at each Delivery Point, as nearly as practicable, at uniform hourly and daily rates of flow for the quantities of Ethylene purchased hereunder.

4.4	Pro Rata Reduction. If, during a Month, Seller is unable to deliver all or a portion of the total quantity of Ethylene that Seller is obligated to deliver to all of Seller’s term contracts (including this Agreement) during such Month, Seller shall be entitled to allocate to Buyer a quantity of Ethylene no less than Buyer’s pro rata share of such total quantity during such Month.

4.5	Title, Transfer and Possession of Ethylene. Notwithstanding that the Metering Points are located downstream of the Delivery Points:

(a)	title to the Ethylene purchased and delivered hereunder shall pass from Seller to Buyer at the applicable Delivery Point free and clear of all liens, claims and encumbrances;

(b)	title to the Ethylene delivered at the Delivery Points but sold by Seller to Third Parties for delivery in accordance with the terms and conditions of an exchange agreement, shall remain with Seller or transfer to the Third Party purchaser;

(c)	risk of loss of the Ethylene delivered hereunder, regardless of whether purchased by Buyer, shall pass from Seller to Buyer at the applicable Delivery Point free and clear of all liens, claims and encumbrances;

(d)	Seller shall be deemed to be in exclusive control and possession of the Ethylene deliverable to Buyer hereunder prior to the time such Ethylene shall have been delivered to Buyer at the applicable Delivery Point, and Buyer shall be deemed to be in exclusive control and possession thereof after such delivery; and

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(e)	Seller shall bear all costs of any nature concerning the Ethylene sold by Seller to Third Parties for delivery in accordance with the terms and conditions of an exchange agreement, including all applicable taxes payable by Seller in accordance with Article XVI. Buyer shall bear all costs of any nature concerning the Ethylene for which it has title, including all applicable taxes payable by Buyer in accordance with Article XVI.

ARTICLE V

PRICE

5.1	Price. Commencing with the Effective Date and continuing for each Month of the Term, Buyer shall pay Seller, for Ethylene received by Buyer hereunder, an amount, in $/lb (“Price”) determined in accordance with the formula set forth below, as more fully described in Schedule 5.1.

Price ($/lb)	=	+ Cost of Energy

+ Cost of Feedstock

+ Purge Gas Recovery

+ All Other Cash Production Costs

+ $0.10/lb

+ Prior Year Adjustment

– Co-Product Credit

– Energy Efficiency Adjuster

– Feedstock Efficiency Adjuster

5.2	All Other Cash Production Costs.

(a)	AOCPC Defined. “All Other Cash Production Costs” or “AOCPC” (in $/lb) shall mean the sum of the following categories of costs (each, a “Cost Category”), divided by (i) in respect of the first Contract Year, Seller’s forecasted volume of Ethylene production (in pounds) beginning July 1, 2014 and ending December 31, 2014, and (ii) in respect of each Contract Year during the Term beginning January 1, 2015, the Annual Planned Production (in pounds), as notified in accordance with Section 3.1:

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Sum of Cost Categories ($)	=	+ Fixed Cash Conversion Costs

+ Variable Cash Conversion Costs

+ Maintenance Cost Reserves (Capital)

+ Maintenance Cost Reserves (Expense)

+ Turnaround Cost Reserves

+ SG&A Expenses

where:

“Fixed Cash Conversion Costs” shall mean an amount (in $) equal to direct, indirect and contract labor; employee benefits; safety and environmental expenses; insurance; ad valorem taxes and fees (excluding all other taxes); shared service allocations; and other fixed costs;

“Variable Cash Conversion Costs” shall mean an amount (in $) equal to the cost of additive, non-recipe chemicals and other variable materials and supplies; electricity; steam and other utilities, excluding fuel;

“Maintenance Cost Reserves (Capital)” shall mean an amount (in $) equal to all capital expenditures categorized as “maintenance” or “Safety and Environmental.” These capital items are also categorized as “non-discretionary.” Maintenance capital is defined as expenditures that replace or extend the life of an existing asset;

“Maintenance Cost Reserves (Expense)” shall mean an amount (in $) equal to the expenditures incurred to keep assets operating at their present condition or to bring an asset back to an earlier condition. These expenses include direct and indirect costs including labor and parts;

“Turnaround Cost Reserves” shall mean an amount (in $) reserved for major maintenance overhauls of any Plant performed approximately every five years; and

“SG&A Expenses” shall mean an amount (in $) equal to all selling, general and administrative expenditures charged to Seller including direct and indirect (overhead allocations) expenses.

(b)	AOCPC for First Contract Year. The AOCPC for the first Contract Year shall be $***/lb, which is calculated from:

(i)	with respect to each of Fixed Cash Conversion Costs, Variable Cash Conversion Costs, and SG&A Expenses:

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(A)	Seller’s forecasted amounts (in $) for each such Cost Category covering the period of time beginning July 1, 2014 and ending December 31, 2014, as set forth in Schedule 5.2; divided by

(B)	Seller’s forecasted volume of Ethylene production (in pounds) beginning July 1, 2014 and ending December 31, 2014, and

(ii)	with respect to each of Maintenance Cost Reserves (Capital), Maintenance Cost Reserves (Expense), and Turnaround Cost Reserves:

(A)	the sum (in $) of:

(1)	Seller’s forecasted amounts (in $) for each such Cost Category covering the period of time beginning July 1, 2014 and ending December 31, 2014, as set forth in Schedule 5.2, and

(2)	the sum (in $) of Seller’s forecasted amounts for each such Cost Category as estimated for each Contract Year beginning January 1, 2015 and ending December 31, 2018, with the figure obtained from the sum of clause (1) above and this clause (2), as set forth in Schedule 5.2, divided by

(B)	the sum (in pounds) of:

(1)	Seller’s forecasted volume of Ethylene production (in pounds) beginning July 1, 2014 and ending December 31, 2014, and

(2)	Seller’s reasonable good faith projection of the total quantity of Ethylene (in pounds) that it will produce for each Contract Year beginning January 1, 2015 and ending December 31, 2018.

(c)	AOCPC for Subsequent Contract Years. The AOCPC for each Contract Year after the first Contract Year shall be calculated as follows:

(i)	with respect to Fixed Cash Conversion Costs, Variable Cash Conversion Costs, and SG&A Expenses:

(A)	Seller’s forecasted amounts (in $) for each such Cost Category for such Contract Year, as adjusted for any Contract Year during the Term in accordance with Section 5.2(d)(iv), divided by

(B)	the Annual Planned Production (in pounds) for such Contract Year, and

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(ii)	with respect to Maintenance Cost Reserves (Capital), Maintenance Cost Reserves (Expense), and Turnaround Cost Reserves:

(A)	Seller’s forecasted amounts (in $) for each such Cost Category, which shall be based on Seller’s reasonable good faith estimate, for each of the five Contract Years beginning January 1 of such Contract Year, divided by

(B)	the sum (in pounds) of (1) the Annual Planned Production for such Contract Year plus (2) Seller’s reasonable good faith projection of the total quantity of Ethylene (in pounds) that it will produce for each of the four Contract Year after such Contract Year.

(d)	Rules Applying to Calculation of AOCPC.

(i)	Increases in Costs. For each Contract Year after the first Contract Year, AOCPC shall not be

(A)	adjusted for increased expenses that result from the failure of Seller to act as a Reasonable and Prudent Operator,

(B)	adjusted for extraordinary or catastrophic repair and replacement costs, or

(C)	adjusted downward in the first three Contract Years or more frequently than three years from any prior downward adjustment.

(ii)	Cost Floor. All Other Cash Production Costs ($/lb) may not be reduced for any Contract Year below AOCPC determined for the first Contract Year.

(iii)	Expansion Capital Expenditures Are Outside of AOCPC. Except as may be agreed by the Parties in connection with an expansion of the Plants, Seller shall not be entitled to recover from Buyer any capital expenses related to expansion or operational efficiency incurred after the Effective Date (“Expansion Capital Expenditures”), whether or not such Expansion Capital Expenditures increase the operating efficiency of a Plant. Seller shall be entitled to any benefit that may result from incurring Expansion Capital Expenditures, including the benefits of a reduction in operating costs or an increase in operating efficiency.

(iv)

Adjustments to Certain Cost Categories. Cost Categories for each Contract Year shall be based on Seller’s then-current budget (which budget shall be based on Seller’s reasonable, good faith projections) for each Plant for (A) in the case of each of Fixed Cash Conversion Costs, Variable Cash Conversion Costs, and SG&A Expenses, such Contract

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Year, and (B) in the case of each of Maintenance Cost Reserves (Capital), Maintenance Cost Reserves (Expense), and Turnaround Cost Reserves, the five Contract Years beginning January 1 of such Contract Year. Prior to the beginning of each Contract Year, Seller shall notify Buyer of the All Other Cash Production Costs, each Cost Category, and such other information as Buyer may reasonably request, for such Contract Year and, upon request, provide documentation setting forth the basis on which the AOCPC was determined.

(v)	Actuals. Subject to the Parties’ rights and obligations under Section 6.4, Seller shall submit to Buyer a Monthly statement setting out actual amounts incurred for each Cost Category, the total quantities of Ethane and Other Feedstock utilized, and the total quantities of Ethylene produced and delivered, for such Contract Year.

5.3	Prior Year Adjustment.

(a)	If, in any Contract Year:

(i)	due to reasons other than Seller’s failure to act as a Reasonable and Prudent Operator (A) Seller’s actual Ethylene production during the prior Contract Year is less than the Annual Planned Production for such Contract Year (a “Production Shortfall”) or (B) the actual costs of operation of the Plants exceed the sum of the amounts (in $) for each Cost Category for (1) in respect of the Contract Year beginning January 1, 2015, the period of time beginning on the Effective Date and ending December 31, 2014, and (2) in respect of each subsequent Contract Year, the prior Contract Year (a “Cost Overrun”), or a combination of the scenarios described in clauses (A) and (B) of this Section 5.3(a)(i), and, as a result thereof,

(ii)	the aggregate amount (in $) recovered by Seller as All Other Cash Production Costs from Buyer is less than 95% of the actual costs incurred by Seller in respect of each Cost Category for the prior Contract Year, net of any costs of Seller that have been satisfied pursuant to insurance proceeds actually received by Seller under Section 9.5 or otherwise (such positive difference (in $), the “Shortfall Amount”), then Seller will be entitled to include in the Price for the succeeding Contract Year an adjustment (in $/lb) (the “Prior Year Adjustment”) calculated as the Shortfall Amount divided by the Annual Planned Production for such Contract Year.

(b)	If the aggregate Shortfall Amount for any Contract Year is not recovered as a Prior Year Adjustment in the next Contract Year, including as a result of a Production Shortfall or a Cost Overrun, the unrecovered portion shall be carried forward and factored into the Prior Year Adjustment applied in respect of the following Contract Year.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

5.4	Change in Law. The Parties hereby agree that if (a) compliance with any applicable Law enacted, promulgated, adopted or modified after the Effective Date requires additional costs related to operating or maintaining any Plant or otherwise affects the sale of Ethylene to Buyer hereunder (which additional costs were, as of the Effective Date, not known or foreseen by any Party), and (b) such costs exceed $500,000 for any individual occurrence or in the aggregate in any Contract Year during the Term (a “Change in Law”), in each case including ad valorem taxes and fees and excluding all other taxes, then Seller shall act reasonably and in good faith to secure a waiver from, exception to, or extension of the time to comply with such Change in Law for the remainder of the Term, and make any other reasonable efforts to mitigate the effect of such Laws on the rights and obligations of the Parties under this Agreement. If, despite such efforts, Seller would incur incremental, out-of-pocket costs in order to comply with such Change in Law and satisfy its obligations to Buyer under this Agreement, then Seller shall reasonably determine, and shall notify Buyer in writing of, a Monthly surcharge to cover the costs of compliance therewith. The Monthly surcharge shall take into consideration (a) all capital expenditures reasonably incurred in connection with a Change in Law, (b) Buyer’s portion of the total throughput and the remaining economic life thereof, and (c) the remaining duration of the Term. Seller shall provide Buyer with information reasonably required to verify Seller’s incurrence of such additional costs and its determination of the Monthly surcharge. If Buyer wishes to dispute the Monthly surcharge, Buyer shall notify Seller thereof and the Parties shall thereafter negotiate in good faith to resolve such dispute. If the Parties cannot agree on the amount of the Monthly surcharge within 30 Days following the receipt by Seller of Buyer’s dispute notice, then the matter shall be resolved in accordance with Section 17.3. If Buyer does not notify Seller within 30 Days that it is disputing the Monthly surcharge, then Buyer shall pay Seller an amount equal to the Monthly surcharge.

ARTICLE VI

STATEMENTS AND PAYMENT

6.1	Monthly Statements. On or before the 20th Day of each Month, Seller shall provide to each Buyer Party a statement for each of the Delivery Points setting forth Seller’s calculation of the total amount payable by such Buyer Party for the prior Month for deliveries made to each Delivery Point (each, a “Monthly Statement”). The Parties shall provide for the exchange of all relevant data reasonably necessary in connection with preparing each Monthly Statement, including the aggregate quantities (in pounds) of Ethylene delivered by Seller and taken by such Buyer Party for each Day of such Month at each Delivery Point, information relating to such Buyer Party’s share of any Buyer Deficiency Quantity for such Month at each Delivery Point (if applicable), and information relating to any events of Force Majeure.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

6.2	Payment.

(a)	Each Buyer Party shall pay the amount of each Monthly Statement (including any Ethylene Shortfall Fee), other than any amount thereof that is disputed in accordance with clause (d) below, no later than the 5th Day following receipt by Buyer of such Monthly Statement. If the due date for payment is not a Business Day, then the due date for payment shall be the immediately succeeding Business Day. Any adjustments necessary to reconcile the resolution of a disputed amount with the amount actually paid shall be paid within five Days following resolution of the disputed amount. Any adjustments, whether for overpayment or underpayment, for disputed amounts shall bear interest at the Base Rate from the date of overpayment or underpayment, as the case may be, until the actual date of payment.

(b)	In the event that any amount reflected in any statement or invoice is not paid when due, other than any amount thereof that is disputed in accordance with clause (d) below, such unpaid amount shall bear interest from and including the Day following the due date therefor up to and including the date when payment is made, at the Default Rate.

(c)	If any Buyer Party fails to make payment of any amount of any Monthly Statement, other than any amount thereof that is disputed in accordance with clause (d) below, on or before the later of (i) the 60th Day after such payment is due and (ii) the 30th Day after notice by Seller of such non-payment, Seller shall have the right to suspend deliveries of Ethylene hereunder to such Buyer Party until such payment is made.

(d)	Seller and Buyer, as the case may be, may withhold payment of all or any portion of any amount reflected as owing by such Party in any statement or invoice received from the other Party to the extent that the receiving Party disputes payment of such amount or such portion thereof in good faith. For the avoidance of doubt, as to any Monthly Statement, Buyer may withhold payment as to any disputed amount, including to account for any credit Buyer believes it is owed with respect to the purchase, sale or delivery of Ethylene, or the failure thereof. In the event of such a dispute, the disputing Party shall promptly notify the other Party, stating its reason for disputing such amount and, to the extent available, providing reasonable supporting documentation therefor.

(e)	Buyer may dispute a Monthly Statement or any portion thereof, by notice to Seller, up to one calendar year following receipt of such Monthly Statement; provided that if Buyer fails to deliver such notification within such period, Buyer shall be deemed to have waived the right to dispute the applicable Monthly Statement.

6.3	Payment Method. All payments under this Agreement shall be made in United States dollars by wire transfer in immediately available funds by deposit to the bank account designated in writing by the Party receiving the payment. Any wire transfer charges shall be for the account of the Party making the payment. If a Party elects to change the bank or account to which payments are to be made, that Party shall notify the other Party before the effective date of such change.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

6.4	Access to Books and Records. To the extent necessary to verify the accuracy of any statement, invoice, charge or computation made under this Agreement, each Party shall have the right, at its cost, to interview representatives of the other Party and to examine the books and records of the other Party relating to this Agreement during normal business hours and upon reasonable notice to the other Party; provided that each Party has the right to redact from the records subject to examination any portions thereof as necessary to comply with such Party’s confidentiality obligations. Such examination must be commenced within 12 Months of receiving said statement, invoice, charge or computation made under this Agreement and will take place at a location mutually agreeable to the Parties. All records subject to examination hereunder shall be caused to be retained for no less than two calendar years after their creation. If any such examination establishes any inaccuracy in any billing made prior to such examination, the necessary adjustments to such billings will be made promptly without any interest charge.

6.5	Adequate Assurance of Performance.

(a)	If Seller, in its sole judgment, has reasonable grounds for insecurity regarding the ability of Buyer to perform its financial obligations hereunder, or any other material obligation under this Agreement, the Parties shall work together in good faith to resolve Seller’s concerns. If the Parties cannot resolve such concerns, Seller may request that Buyer provide Adequate Assurance of Performance (as defined below) and if Buyer fails to provide such Adequate Assurance of Performance within five Business Days of receipt of request therefor, Seller may, without waiving any other rights or remedies available to it under this Agreement or now or hereafter existing at Law or in equity, withhold further deliveries until the demanded Adequate Assurance of Performance is received.

(b)	Buyer’s duty to provide such Adequate Assurance of Performance, if demanded in accordance herewith, shall be a condition precedent to Seller’s obligation to perform under this Agreement.

(c)	As of the Effective Date, Seller acknowledges that it is satisfied with Buyer’s ability to perform its obligations under this Agreement and therefore, as of the Effective Date, no Adequate Assurance of Performance is required from Buyer.

(d)	“Adequate Assurance of Performance” shall mean sufficient security or proof of Buyer’s capability to perform its obligations under this Agreement in the form of any one of or a combination of one or more of the following: (i) a guarantee from a creditworthy entity, (ii) a standby irrevocable letter of credit (in a form and amount and for a term reasonably acceptable to Seller and issued by a financial institution reasonably acceptable to Seller), (iii) a prepayment, or (iv) a cash payment security deposit (to be held by Seller without obligation for payment of interest thereon).

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ARTICLE VII

QUALITY

7.1	Specifications. All Ethylene sold and delivered to Buyer at each applicable Delivery Point pursuant to this Agreement shall conform to the applicable specifications set forth in Schedule 7.1 (with respect to the applicable Plant, the “Specifications”).

7.2	Off-Spec Ethylene.

(a)	The Parties will work together to minimize (i) any deliveries or receipts of Ethylene that does not or will not conform to the applicable Specifications (“Off-Spec Ethylene”), and (ii) the negative consequences that may result if and when Off-Spec Ethylene is delivered at a Delivery Point. Buyer shall use reasonable efforts to purchase Off-Spec Ethylene.

(b)	Seller shall be liable for any damages incurred by Buyer to the extent arising out of or resulting from Off-Spec Ethylene in accordance with the provisions of this Agreement if (but only if) Seller delivers Off-Spec Ethylene to Buyer at a Delivery Point and Seller fails to act as a Reasonable and Prudent Operator in producing, testing, or handling such Off-Spec Ethylene.

(c)	Notwithstanding clauses (a) and (b) above, Seller’s liability in connection with the delivery by Seller to a Delivery Point of any Off-Spec Ethylene, on a per pound basis, shall not exceed the Price as determined in accordance herewith.

ARTICLE VIII

MEASUREMENT AND TESTING

Buyer shall own, operate and maintain at each Metering Point the metering equipment necessary to measure the quantity of Ethylene delivered under this Agreement. All measurements and/or tests shall be made in accordance with the latest standards or guidelines published by the ASTM or other applicable industry standard methods. Seller’s weight and/or other measurements of Ethylene shall be used for billing purposes, unless proved to be in error. Seller’s laboratory analysis and methods shall determine whether Ethylene specifications have been met, unless Buyer proves to Seller’s reasonable satisfaction that Seller’s analysis report is erroneous. No Ethylene quantity claims will be made, including pursuant to Article VII, unless the difference is more than one percent (1%) of the invoiced quantity.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ARTICLE IX

FORCE MAJEURE

9.1	Performance Excused. Seller shall not be liable for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure, except for the performance of any payment obligation that has accrued prior to the Force Majeure event. Other than in the event of an extended period of Force Majeure pursuant to Section 9.5, nothing contained herein, express or implied, shall be construed to permit Buyer to withhold, delay, or condition payment of any portion of the Ethylene Shortfall Fee in the event that a Buyer Deficiency Quantity accrues as a result of the occurrence or continuance of a Force Majeure; provided, however, that Seller shall not be entitled to that portion of the Ethylene Shortfall Fee that equals the portion of the then-current All Other Cash Production Costs that Seller did not actually incur during the continuance of such Force Majeure.

9.2	Force Majeure Defined. The term “Force Majeure” shall mean any cause, whether of the kind enumerated herein or otherwise, which is not within the reasonable control of Seller, and which by the exercise of reasonable diligence Seller is unable to prevent or overcome, and which wholly or partially prevents or delays Seller’s performance of any of its obligations under this Agreement (other than any payment obligations hereunder), including any of the following which satisfy the foregoing criteria: acts of God; strikes, lockouts or other industrial disputes or disturbances; acts of the public enemy, sabotage, wars, blockades, insurrections, riots and other civil disturbances; epidemics; landslides, floods, lightning, earthquakes, fires, tornadoes, hurricanes, named storms or other weather events that necessitate extraordinary measures and expenses to maintain operations of any of the Plants, and warnings for any of the foregoing which may necessitate the precautionary shut-down of any Plant, any portion thereof, or other related facilities; arrests and restraints of governments (either federal, state, civil or military), including any orders of courts or of a Governmental Authority; explosions, breakage or accidents to equipment, machinery, any Plant or any portion thereof, or lines of pipe, or the making of repairs or alterations to any of the foregoing necessitated as a result of a Force Majeure event; inability to secure, or unavoidable delays in securing, labor or materials that are required for Seller’s performance hereunder; electric power shortages or outages; or the necessity for compliance with any applicable Law.

9.3	Force Majeure Notice. As soon as reasonably possible after the occurrence of a Force Majeure event, Seller shall provide written notice to Buyer, and in such notice shall give reasonably full particulars concerning the nature, scope and anticipated duration of the Force Majeure.

9.4	Settlement of Industrial Disturbances. Notwithstanding anything contained herein to the contrary, the settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

9.5

Extended Force Majeure. If, after 45 consecutive Days have elapsed since the commencement of a Force Majeure continuously affecting any Plant, and Seller has been rendered and remains unable, wholly or in part, by such Force Majeure to produce a quantity of Ethylene during a given Contract Year equal to the Annual Minimum

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Quantity, then (a) the Annual Minimum Quantity shall be reduced by a quantity of Ethylene equal to the annualized average of such shortfall, (b) Buyer shall be credited such portion of the Ethylene Shortfall Fee(s) paid during the Contract Year (if any) for such deficient quantities, and (c) if (but only if) both Parties are entitled to insurance proceeds from the same insurance carrier, Seller shall be entitled to any insurance proceeds from such carrier accruing during such extended period of Force Majeure on a first priority basis. Seller shall notify Buyer as soon as reasonably practicable if and when Seller determines such Force Majeure is no longer continuing. Upon receipt of such notice by Buyer, the Parties’ respective obligations during such Contract Year to sell and tender, and purchase and receive, a quantity of Ethylene equal to the Annual Minimum Quantity, less that quantity of Ethylene determined in accordance with clause (a) above, shall be reinstated for all purposes hereunder.

ARTICLE X

TERMINATION

10.1	General. In addition to the further provisions of this Article X, this Agreement shall terminate upon the expiration of the Initial Term or any Renewal Term, as the case may be, and shall be terminable (a) upon the written agreement of the Parties, (b) by any Party following an uncured breach of this Agreement by the other Party, for a period of 60 Days after receipt by the breaching Party of written notice thereof, (c) by any Party pursuant to Force Majeure in accordance with Section 10.5, (d) upon the effective date of termination of the Feedstock Supply Agreement, (i) by Buyer only, if such termination results from uncured breach by Seller thereunder, and (ii) by Seller only, if such termination does not result from uncured breach by Seller thereunder, or (e) by Seller only, upon the effective date of expiration (if any) of the Feedstock Supply Agreement.

10.2	Seller Suspension. Without prejudice to any other rights and remedies available under this Agreement, Seller may suspend delivery of Ethylene upon three Days’ advance written notice in any of the following circumstances: (a) Buyer has failed to make payments in full when due; (b) Buyer has failed to comply with its obligations under Section 6.5; or (c) at Seller’s reasonable discretion, instead of or prior to terminating this Agreement, upon the occurrence of any Buyer Event of Default under Section 10.3(b) below. Upon and for the duration of such suspension, Seller shall be relieved of obligations to supply Ethylene under this Agreement, but Buyer shall not be discharged of any of its obligations under this Agreement, including Buyer’s obligations under Article IV to take or pay for Ethylene. Seller shall resume delivering Ethylene as soon as reasonably practicable following the cure of the events listed above and in any case within two Business Days of such cure.

10.3	Events of Default.

(a)	Seller Event of Default. A “Seller Event of Default” shall be deemed to exist upon the occurrence and during the continuance of any one or more of the following events: (i) Seller breaches a material term of this Agreement, and such breach is not cured within 60 Days following written notice from Buyer; or (ii) Seller fails to pay any amount due under this Agreement in full within 60 Days of the due date of such payment, subject to Section 17.13.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(b)	Buyer Event of Default. A “Buyer Event of Default” shall be deemed to exist upon the occurrence and during the continuance of any one or more of the following events: (i) Buyer breaches a material term of this Agreement, and such breach is not cured within 60 Days following written notice from Seller; or (ii) Buyer fails to pay any amount due under this Agreement in full within 60 Days of the due date of such payment, subject to Section 17.13.

10.4	Remedies for Events of Default.

(a)	Upon the occurrence of any Seller Event of Default or Buyer Event of Default that is not cured within the period of time provided by this Agreement, if any, Buyer (in the case of a Seller Event of Default) or Seller (in the case of a Buyer Event of Default), as applicable, shall have the right to terminate this Agreement with 60 Days’ advance written notice to the defaulting Party and to pursue any other remedy provided under this Agreement or now or hereafter existing at Law or in equity. Except in such circumstance or as elsewhere expressly provided in this Agreement, each Party waives any right to terminate this Agreement. If a fact giving rise to a right of termination is wholly or partly overcome during such 60-Day notice period, then any notice of termination furnished under this Article X shall be deemed cancelled and of no effect and this Agreement shall remain in full force and effect.

(b)	Other than as expressly provided in this Agreement, Seller will not be entitled to suspend or terminate the delivery of Ethylene to Buyer under this Agreement in any circumstance, including in connection with the exercise of a right of offset or other equitable remedy, and any purported suspension or termination of any delivery of Ethylene to Buyer shall be deemed to be a material breach of this Agreement by Seller under this Article X and permit Buyer to exercise the remedies contemplated in this Section 10.4.

10.5	Termination for Extended Force Majeure. If a Force Majeure continues, or its consequence remains, such that Seller is unable to substantially comply with its obligations under this Agreement with respect to all Plants continuously for a period in excess of 12 Months, then, provided such Force Majeure is still in effect at the time of notice, Buyer may terminate this Agreement upon 30 Days’ advance notice without any liability upon either of the Parties to the other Party except to the extent that any amount shall have accrued prior to the occurrence of the event of Force Majeure.

10.6	Effect of Termination. Except as expressly provided in Section 10.1, no Party shall have any right to terminate this Agreement. Upon the termination of this Agreement, this Agreement shall become void and have no effect, subject to Section 17.4, except that such termination shall not affect any rights or obligations that have vested, matured or accrued at any time prior to such termination.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1	Title to Ethylene. Seller warrants title to all Ethylene supplied hereunder and covenants that Seller has all necessary right, authority and interest to produce, sell and deliver the Ethylene under this Agreement and that such Ethylene will be free from liens, encumbrances, adverse claims and proprietary rights at the passing of title at each Delivery Point.

11.2	Warranty to Specification. Seller warrants to Buyer that Ethylene delivered hereunder meets the applicable Specifications.

11.3	Financial Obligations. Buyer warrants to Seller that it is unaware, as of the date hereof, of any fact related to its financial condition that would prevent it from performing its financial obligations under this Agreement in accordance with the terms and conditions contained herein.

11.4	Disclaimer of any Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO, AND EXPRESSLY DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING ANY PLANT OR PORTION THEREOF, THE ETHYLENE, OR WITH RESPECT TO THE SUBJECT MATTER HEREOF.

ARTICLE XII

LIMITATIONS ON LIABILITIES

12.1	Consequential Loss or Damage. Notwithstanding any other provision of this Agreement, no Party shall be liable to the other Party for or in respect of any consequential loss or damage, special or punitive damages or loss of profits or business interruption, suffered or incurred by any other Party arising out of, in connection with, or resulting from, this Agreement, whether any claim for such loss or damage is based on tort (including negligence), strict liability, contract (including breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied) or otherwise, except as provided in Section 12.2.

12.2

Liquidated Damages Not Penalty. Because of the unique nature of the economic damages and losses that would be sustained under this Agreement where specified damages are used, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by a non-breaching Party in such circumstances. Therefore, it is acknowledged and agreed by the Parties that in such circumstances: (a) it would be impracticable or extremely difficult to fix the actual damages to a non-breaching Party resulting therefrom; (b) any sums that would be payable under this Agreement in such circumstances are stipulated by the Parties to be in the nature of liquidated damages and not a penalty, and are acknowledged and agreed to

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

be fair, reasonable and appropriate; (c) such payment represents a reasonable estimate of compensation for a portion of the losses that may reasonably be anticipated from such failure and shall, without duplication, be the sole and exclusive measurement of monetary damages of such non-breaching Party with respect to such circumstances; and (d) if the breaching Party challenges the enforceability of such liquidated damages, the non-breaching Party may elect at its option for damages in such circumstances to be based on actual damages instead of liquidated damages and such actual damages shall not be subject to the limitations set forth in Section 12.1.

12.3	Exclusive Remedies. Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Date, this Agreement contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.

ARTICLE XIII

INSURANCE

During the Term, (a) Seller shall acquire and carry property insurance to cover the loss of Ethylene prior to the delivery thereof to Buyer or any Third Party and Associated Co-Product while in Seller’s possession at any Plant, and (b) each Party shall, for all risks and circumstances that should and may be covered by insurance in accordance with prudent industry practices, purchase and maintain sufficient casualty, environmental, and property insurance in order to satisfy the legal liabilities for bodily injuries and damages to properties (including the properties of such Party) as a result of or in association with the performance of this Agreement and sufficient third party liability insurance and other insurance(s) required by applicable Law and any Governmental Authority.

ARTICLE XIV

CONFIDENTIALITY

14.1	Information. Each of the Parties agrees that it will utilize any Confidential Information received from the other Party solely in connection with the performance of its obligations hereunder and the exercise by the recipient Party of its rights and remedies hereunder and under applicable Law, and all such Confidential Information will be subject to and bound by the provisions set forth in this Article XIV. Upon termination of this Agreement, the recipient Party shall return or destroy all such Confidential Information (and cease all further use and disclosure of such Confidential Information) that has been provided to it, together with all reproductions thereof in the recipient Party’s possession; provided that the recipient Party shall have the right to retain copies of any such information and records that (a) were created by automatic computer generated backup systems or (b) relate to its performance of any services and the exercise of its rights and remedies hereunder or under the Related Agreements and under applicable Law, and all such copies and the information reflected thereon shall be subject to the first sentence of this Section 14.1 and to Section 14.2.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

14.2	Definition. “Confidential Information” means any and all information (regardless of format or medium of exchange) that is disclosed by any disclosing Party or any Affiliate, employee or agent thereof to the recipient Party or any Affiliate, employee or agent of the recipient Party in connection with the performance of this Agreement or the Related Agreements provided that Confidential Information shall not include any information that is publicly known or independently developed by such recipient Party. It is further understood that each Party may have the opportunity as a result of proximity or close operational ties to observe or obtain Confidential Information of any other Party and agrees not to divulge or use such information other than as set forth in this Article XIV.

14.3	Legal Requirement. If the recipient Party is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information, it is agreed that the recipient Party prior to disclosure will use commercially reasonable efforts to provide the disclosing Party with prompt notice of such request(s) so that the disclosing Party may seek an appropriate protective order or other appropriate remedy or waive the recipient Party’s compliance with this Article XIV. If such protective order or other remedy is not obtained, or the disclosing Party grants a waiver hereunder, the recipient Party required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Party’s counsel, the recipient Party is legally compelled to disclose, and the recipient Party will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. Disclosure of Confidential Information by the recipient Party shall not violate this Article XIV to the extent that the recipient Party (or its ultimate parent) in the exercise of reasonable good faith judgment deems it necessary, pursuant to law, regulation or stock exchange rule, to disclose such information in or in connection with filings made with the U.S. Securities and Exchange Commission, any securities exchange upon which debt or equity securities of such recipient Party or its parent may be listed, to any Governmental Authority or in presentations to lenders or ratings agencies.

14.4	Survival. The provisions of this Article XIV shall survive the termination of this Agreement for a period of three years following such termination.

ARTICLE XV

ASSIGNMENT; CHANGE OF CONTROL

15.1

Assignment Generally. Each Party hereunder shall be entitled to assign all of its rights and obligations under this Agreement with the prior written consent of the other Party, in each case which consent shall not be unreasonably withheld by the non-assigning Party; provided that any Buyer Party shall not be obligated to seek the consent of Seller to effect an assignment of its rights and interests under this Agreement in connection with a sale by a given Buyer Party or its Affiliates of any Downstream Facilities, so long as the transferee (a) executes a written assumption of such Buyer Party’s obligations hereunder with respect to the rights or obligations assigned in a form reasonably satisfactory to

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Seller and delivers such written assumption to Seller promptly after the effective date of such assignment, and (b) is, in Seller’s good faith determination, financially and operationally capable of fulfilling such obligations so assigned and assumed. With respect to any such assignment of a Buyer Party’s rights and interests under this Agreement, the Parties shall execute and deliver additional documents and instruments and perform additional acts as may be necessary or appropriate to give effect to such partial assignment. No assignment hereunder shall release the assigning Party from any of its obligations under this Agreement except to the extent expressly agreed in writing by each other Party. Any purported assignment of this Agreement in violation of this Section 15.1 is null and void ab initio.

15.2	Assignment to Affiliates. Notwithstanding the foregoing, this Agreement may be assigned by a Party to an Affiliate (other than any other Party) without the consent of any other Party, provided that such Affiliate executes an agreement satisfactory to each other Party, whereby the Affiliate assumes all of the applicable obligations of the assigning Party under this Agreement; provided further that the assigning Party shall not be released of its obligations under this Agreement such that the assigning Party and its Affiliate shall be jointly and severally liable for the performance of the obligations of the assigning Party hereunder.

ARTICLE XVI

TAXES

During the Term, Seller shall be responsible for the payment of any sales, use, and excise taxes or any other tax, fee or charge due and levied by any federal, state, local or other Governmental Authority on the Ethylene prior to each Delivery Point and for any taxes, fees or charges due as a result of Seller making Ethylene available to Buyer hereunder, except to the extent any such taxes are, by applicable Law, required to be paid directly by Buyer, in which event such taxes shall be paid by Buyer and reimbursed by Seller, and Seller shall indemnify, defend and hold Buyer harmless from any liability against such taxes, fees or charges. During the Term, Buyer shall be responsible for the payment of any taxes, fees or charges applicable to the Ethylene at or downstream of each Delivery Point and for taxes, fees and charges applicable to any products produced or manufactured from the use of such Ethylene, except to the extent any such taxes are, by applicable Law, required to be paid directly by Seller, in which event such taxes shall be paid by Seller and reimbursed by Buyer, and Buyer shall indemnify, defend and hold Seller harmless from any liability against such taxes, fees or charges. The above notwithstanding, Seller shall remain liable for and Buyer shall have no obligation to reimburse Seller for (a) any taxes imposed on or calculated based upon net profits, gross or net income, profit margin or gross receipts of Seller, (b) any taxes measured by capital value or net worth of Seller; or (c) any ad valorem or personal property taxes on any Plant or the property of Seller. Any penalties or interest imposed by a taxing authority on either Party due to failure to pass information by the other Party will be paid by the Party failing to pass along necessary tax notices.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ARTICLE XVII

MISCELLANEOUS

17.1	Several Liability of Buyer Parties.

(a)	The liability of each Buyer Party as among all Buyer Parties shall be several and not joint, and equal to one-third on the part of each Buyer Party (or such other fractions totaling 100% as may be notified in writing from time to time by Buyer’s Representative); and

(b)	Any amounts that a Buyer Party fails to pay pursuant to Article IV shall remain the liability solely of such Buyer Party. Unless notified otherwise in writing by Buyer’s Representative, payments owing hereunder by Buyer shall be made to Seller by each individual Buyer Party in accordance with such Buyer Party’s respective share of Buyer’s liability hereunder.

17.2	Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (a) to submit to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas for the enforcement of any arbitration decision pursuant to Section 17.3, (b) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (c) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court, and (d) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

17.3	Dispute Resolution.

(a)	The dispute resolution provisions set forth in this Section 17.3 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “dispute”) arising under the Agreement, and EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b)	If a dispute arises, the following procedures shall be implemented:

(i)	Any Party may at any time invoke the dispute resolution procedures set forth in this Section 17.3 as to any dispute by providing written notice of such action to the other Parties.

(ii)	Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 17.3, the Parties agree and undertake that all payments not in dispute shall continue to be made and that all obligations not in dispute shall continue to be performed.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(iii)	Within 30 days after receipt of notice of a dispute under Section 17.3(b)(i), representatives of the Parties shall engage in non-binding mediation, and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under Section 17.3(b)(iv).

(iv)	If, after satisfying the requirement above, the dispute is not resolved, the Parties shall resolve the dispute by a binding arbitration, to be held in the State of Texas pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select one arbitrator. Each Party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the Parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the Parties that the arbitrator be selected as expeditiously as possible following the submission of the dispute to arbitration. Once the arbitrator is selected and except as may otherwise be agreed in writing by the Parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrator shall render his final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The decision of the arbitrator in any such proceeding will be reasoned, final and binding and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any Party ancillary to arbitration (as determined by the arbitrator), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the Parties agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(c)	The Parties agree that to the extent that there are two or more related disputes arising under (i) this Agreement, (ii) any guarantee issued pursuant to Section 6.5 or (iii) any letter of credit issued pursuant to Section 6.5 (as between these Parties or the parties to such guarantee or letter of credit), then they consent to the consolidation of those disputes in circumstances where:

(i)	no arbitration is currently pending under (A) this Agreement, (B) any guarantee issued pursuant to Section 6.5 or (C) any letter of credit issued pursuant to Section 6.5; or

(ii)	the tribunal in the first commenced arbitration (or the AAA where no tribunal has yet been constituted in either case) finds (having invited and allowed opportunity for submissions from all the parties to both arbitrations) that it would be convenient and efficient to do so, having regard to the time and cost impact of consolidating the disputes into one proceeding. Such an application for consolidation must be brought prior to the constitution of a tribunal in the second commenced arbitration in time, and should be resolved within one Month of the application being received by the relevant tribunal/the AAA.

17.4	Survival. Cancellation, expiration or termination of this Agreement shall not relieve the Parties of any obligations that, by their very nature, must survive said cancellation, expiration or termination, including choice of law (Section 17.2), dispute resolution provisions (Section 17.3), limitations of liability (Article XII), confidentiality provisions (Article XIV), and defined terms and certain miscellaneous provisions (Article I and Article XVII), all of which shall remain in effect until all rights, obligations and remedies have been finally extinguished, and all disputes under Section 17.3 have been finally resolved. Notwithstanding the foregoing, the statute of limitations for bringing any action with respect to this Agreement or any Party’s performance hereunder is not extended by the provisions of this Section 17.4.

17.5	Buyer’s Representative. Buyer hereby appoints WPT LLC as Buyer’s representative (in such capacity, “Buyer’s Representative”) for purposes of giving and receiving all notices, statements, and invoices under this Agreement by or to Buyer and serving as the primary contact with respect to certain operational matters as specified herein. Any notice, statement, or invoice required or permitted to be delivered by Seller under this Agreement shall be deemed to have been delivered to Buyer upon delivery thereof to Buyer’s Representative. Any notice, election, or other action required or permitted of Buyer under this Agreement shall be binding upon Buyer when provided, made or taken by Buyer’s Representative. No change in the identity of Buyer’s Representative shall be effective until Seller receives written notice from Buyer’s Representative of the change and the effective date thereof, which must be prospective.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

17.6	Notices. All notices, requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 17.6.

If to Seller:

WESTLAKE CHEMICAL OPCO LP

Attention: Lawrence Teel

Principal Operating Officer

2801 Post Oak Blvd, Suite 600

Houston, TX 77056

Fax: 713-960-8761

If to Buyer: (in its capacity as Buyer’s Representative)

WPT LLC

Attention: Amy Moore

Manager, Olefins

2801 Post Oak Blvd, Suite 600

Houston, TX 77056

Fax: 713-960-8761

With copies provided to each Buyer Party at the following addresses:

WESTLAKE VINYLS, INC.

Attention: Robert Buesinger

Senior Vice President, Vinyls

2801 Post Oak Blvd, Suite 600

Houston, TX 77056

Fax: 713-960-8761

WESTLAKE PETROCHEMICALS LLC

Attention: Todd Root

Director, Planning & Business Developments, Olefins

2801 Post Oak Blvd, Suite 600

Houston, TX 77056

Fax: 713-960-8761

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

17.7	Entire Agreement. This Agreement and the Related Agreements (including any exhibits or schedules hereto or thereto) constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.

17.8	Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and each such written agreement shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

17.9	Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

17.10	Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

17.11	Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

17.12	No Waiver. Failure of any Party to require performance of any provision of this Agreement shall not affect such Party’s right to full performance thereof at any time thereafter, and the waiver by any Party of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

17.13	Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement or the Related Agreements.

17.14	Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

17.15

Legal Relationship. The Parties do not intend to create any sort of partnership, joint venture or any other legal entity by entering into or performing this Agreement. Each Party will perform its obligations under this Agreement in its own name. Each Party will

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

be solely responsible for its own acts and omissions (and the acts and omissions of its employees, consultants and other agents), and without the express written consent of each other Party, no Party will have the authority nor will purport to act for, or legally bind, any other Party in any transaction.

[Remainder of page intentionally left blank. Signature page follows.]

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first set forth above.

SELLER:

WESTLAKE CHEMICAL OPCO LP
By: Westlake Chemical OpCo GP LLC, its general partner

By:	/s/ Lawrence E. Teel
Name:	Lawrence E. Teel
Title:	Principal Operating Officer

BUYER:

WPT LLC
By: Westlake Chemical Investments, Inc., its manager

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President and Secretary

Westlake Vinyls, Inc.

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President and Secretary

WESTLAKE PETROCHEMICALS LLC
By: Westlake Chemical Investments, Inc., its manager

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President and Secretary

Signature Page to Ethylene Sales Agreement

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

SCHEDULE 5.1

PRICE

Cost of Energy ($/lb)	=	(i) the total cost ($) incurred by Seller during such Month (or such other period of time as the Parties may agree) (the “Period”) under the Services Agreement in connection with, as applicable, the purchase, receipt, handling, storage, transportation, and delivery of Natural Gas, and similar costs (such costs as a function of the quantity (MMBtu) of Natural Gas used at the Plants during such Period ($/MMBtu)), divided by (ii) total actual Ethylene produced at the Plants (lb) during such Period;

Cost of Feedstock ($/lb)	=	(i) the total cost ($) incurred by Seller during such Period under the Feedstock Supply Agreement in connection with, as applicable, the purchase, receipt, handling, storage, transportation, and delivery of Ethane and Other Feedstock (if any), and similar costs (such costs as a function of the quantity (lb) of Ethane and Other Feedstock (if any) used at the Plants during such Period ($/lb)), divided by (ii) total actual Ethylene produced at the Plants (lb) during such Period;

Purge Gas Recovery ($/lb)		(i) the quantity (lb) of Poly Purge during such Period, multiplied by (ii) the Price ($/lb) for the immediately preceding Month, divided by (iii) the total actual Ethylene (lb) produced at the Plants during such Period;

All Other Cash Production Costs ($/lb)	=	an amount determined in accordance with Section 5.2 of the Agreement;

Prior Year Adjustment ($/lb)	=	an amount determined in accordance with Section 5.3 of the Agreement;

Co-Product Credit ($/lb)	=	(i) the net proceeds realized by Seller from the sale of Associated Co-Product (after deducting transportation and related sales costs) during such Period, multiplied by (ii) the percentage of Seller’s total output of Ethylene at the Plants actually purchased by Buyer during such Period calculated, in each case, on a weighted average basis for each Plant, divided by (iii) the quantity of Ethylene (in pounds) actually delivered to Buyer during such Period;

Schedule 5.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Energy Efficiency Adjuster (“EEA”) ($/lb) (see notes below)	=	an amount determined in accordance with the following formulas:

If Actual Energy is 90% or more of Benchmark Energy but less than 110% of Benchmark Energy, then EEA ($/lb) equals zero (i.e., no adjustment);

If Actual Energy is 110% or more of Benchmark Energy, then EEA ($/lb) equals:

If Actual Energy is less than 90% of Benchmark Energy, then EEA ($/lb) equals:

Schedule 5.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Feedstock Efficiency Adjuster (“FEA”) ($/lb) (see notes below)	:

FEA is determined in accordance with the following formulas:

If Actual Yield is equal to or greater than 95% of Benchmark Yield and less than 105% of Benchmark Yield, then FEA equals zero (i.e., no adjustment);

If Actual Yield is equal to or greater than 105% of Benchmark Yield, then FEA equals:

If Actual Yield is less than 95% of Benchmark Yield, then FEA equals:

Natural Gas (MMBtu)	=	the total quantity (MMBtu) of Natural Gas consumed at the Plants in the production of Ethylene during such Period;

Ethane (lb)	=	the total quantity (lb) of Ethane consumed at the Plants in the production of Ethylene during such Period;

Propane (lb)	=	the total quantity (lb) of Propane consumed at the Plants in the production of Ethylene during such Period;

Poly Purge (lb)	=	the total quantity (lb) of Poly Purge consumed at the Plants in the production of Ethylene during such Period;

Ethylene Produced (lb)	=	the total quantity (lb) of Ethylene produced at the Plants during such Period as measured at the Metering Points;

Schedule 5.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Energy Consumed (MMBtu)	=	the total quantity (MMBtu) of Natural Gas delivered to the Plants during such Period, plus the total quantity (MMBtu) of internally generated fuel consumed at the Plants during such Period; and

Feedstock Consumed (lb)	=	the total quantity (lb) of Ethane, Propane, Poly Purge and any Other Feedstock delivered to the Plants during such Period.

Notes

•	If a Plant is undergoing shut-down or start-up activities in connection with a scheduled turnaround or expansion, EEA and FEA shall be zero with respect to such Plant for each Day such Plant is affected by such activities.

•	Seller shall keep reasonably detailed records setting forth the Cost of Feedstock and the Cost in Energy for each Day during startup or shutdown at any Plant.

•	The Feedstock Efficiency Adjuster and the methodology used to determine the Feedstock Efficiency Adjuster shall be subject to change upon the agreement of the Parties.

•	The types of feedstock shall be subject to change at any time or from time to time upon the agreement of the Parties. In the event that a change in the type(s) of feedstock occurs, the Parties shall work together in good faith to establish a mutually acceptable ratio for each such type of feedstock in a manner that is consistent with the Feedstock Efficiency Adjuster set forth herein.

•	Subject to Section 5.2(d)(iii), if there is a capital project that merits changing the Feedstock Efficiency Adjuster, then each Party shall consider in good faith any such changes as may be requested by the other Party.

Schedule 5.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO THE ORDER GRANTING CONFIDENTIAL TREATMENT UNDER THE SECURITIES ACT OF 1933 ISSUED BY THE DIVISION OF CORPORATE FINANCE OF THE SECURITIES AND EXCHANGE COMMISSION FILED ON AUGUST 1, 2014. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

SCHEDULE 5.2

FIRST CONTRACT YEAR

ALL OTHER CASH PRODUCTION COSTS

Cost Category	Cost ($)*	Cost ($/lb)*
Fixed Cash Conversion Costs	***	***
Variable Cash Conversion Costs	***	***
SG&A Expenses	***	***

Cost Category	Cost ($)**	Cost ($/lb)**
Maintenance Cost Reserves (Capital)	***	***
Maintenance Cost Reserves (Expense)	***	***
Turnaround Cost Reserves	***	***

*	Period covering July 1, 2014 through December 31, 2014.
**	Period covering July 1, 2014 through December 31, 2014 and the Contract Years beginning January 1, 2015 and ending December 31, 2018.

Schedule 5.1

SCHEDULE 7.1

SPECIFICATIONS

Ethylene Specifications – Lake Charles Plants

Attribute
Ethylene	min.	99.90%	vol %
Methane / Ethane	max.	962	ppm
Acetylene	max.	2.0	ppm
C3 and Heavier	max.	10	ppm
Oxygen (1)	max.	2.0	ppm
Carbon Monoxide (CO)	max.	1.0	ppm
Carbon Dioxide (CO2)	max.	3.0	ppm
Hydrogen (1)	max.	5	ppm
Sulfur (as H2S) (2)	max.	1	ppm wt
Water (1)	max.	1	ppm wt
Methanol	max.	1	ppm
Total Carbonyls (3)	max.	1	(4)(a) ppm
Ammonia (3)	max.	0.5	ppm wt
Dienes (2)	max.	5	ppm
Total Alcohols	max.	1	(4)(b) ppm
C3 through C6’s (3)	max.	6.7	ppm
C7’s and Heavier (3)	max.	15.2	ppm

*	All specification on mol/vol% basis unless noted (mol% and vol% are identical for these purposes (gas analyses))

All analyses taken daily as a minimum except as noted below:

(1)	Online Analyzer (continuous)
(2)	Verified minimum of annually
(3)	Upon request
(4)	To be analyzed quarterly or upon request by customer
(a)	includes, as a minimum, acetone
(b)	includes, as a minimum, methanol and propanol

Schedule 7.1

Ethylene Specifications – Calvert City Plant

Attribute
Ethylene	min.	98.6%	mol %
Methane	max.	300	ppmw
Ethane	max.	10,000	ppmw
Acetylene	max.	100	ppmw

*	All analyses taken continually by online analyzer

Schedule 7.1